Filed Pursuant to Rule 424(b)(7)
File No. 333-125154
Prospectus Supplement No. 4 (to
Prospectus dated June 15, 2005)
$130,000,000
2.50% Convertible Senior Notes Due 2012
and
Common Stock Issuable upon Conversion of the Notes

     This prospectus supplement supersedes and replaces the section entitled “Selling Securityholders” contained in our prospectus dated June 15, 2005, and relating to the potential sale from time to time by the holders of our 2.50% Convertible Senior Notes due 2012 and shares of common stock issuable upon conversion of the notes. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with the prospectus dated June 15, 2005.
     Investing in these securities involves significant risks that are described in the “Risk Factors” section beginning on page 5 of the accompanying prospectus.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 23, 2006

SELLING SECURITYHOLDERS
     We initially issued the notes to initial purchasers who then resold the notes in transactions exempt from the registration requirements of the Securities Act to “qualified institutional buyers” (as defined in Rule 144A under the Securities Act). The selling securityholders, which term includes their transferees, pledgees, donees and successors, may from time to time offer and sell pursuant to this prospectus any and all of the notes and the shares of common stock issuable upon conversion of the notes.
     No offer or sale under the prospectus may be made by a holder of the securities unless that holder is listed in the table in this prospectus supplement or until that holder has notified us and an additional supplement to the prospectus has been filed or an amendment to the registration statement has become effective. We will supplement or amend the prospectus to include additional selling securityholders upon request and upon provision of all required information to us. Information concerning the selling securityholders may change from time to time and any changed information will be set forth in additional supplements to the prospectus if and when necessary.
     The following table sets forth information as of March 23, 2006, about each selling securityholder, including the name, the amount and percentage of notes beneficially owned and being offered by the selling securityholder and the number and percentage of shares of common stock beneficially owned and being offered by the selling securityholder. The number of shares of common stock shown in the table below assumes conversion of the full amount of notes held by such holder at the initial conversion rate of 71.7077 shares per $1,000 principal amount of notes. This conversion rate is subject to adjustment as described under “Description of Notes-Conversion rights” in the prospectus. Accordingly, the number of shares of common stock issuable upon conversion of the notes may increase or decrease from time to time. Unless set forth below, to our knowledge none of the selling securityholders has had a material relationship with us or any of our predecessors or affiliates within the past three years.

			Shares of
			Common
	Principal Amount of		Stock	Shares of Common
	Notes Beneficially		Beneficially	Stock Issuable Upon	Percentage
	Owned That May	Percentage of Notes	Owned Prior to	Conversion That	Owned After
Name of Selling Securityholder	Be Sold	Outstanding (1)	Conversion	May Be Sold	Conversion
Acuity Master Fund, Ltd. (2)	$1,000,000	*	—	71,707	0
AHFP Context (3)	200,000	*	—	14,341	0
Akela Capital Master Fund, LTD. (4)	13,000,000	10.00	—	932,200	0
Allstate Insurance Company	800,000	*	—	57,366	0
Argent Classic Convertible Arbitrage Fund L.P. (5)	760,000	*	—	54,497	0
Argent Classic Convertible Arbitrage Fund II, L.P. (5)	160,000	*	—	11,473	0
Argent Classic Convertible Arbitrage Fund (Bermuda) Ltd. (6)	9,000,000	6.92	—	645,369	0
Baker Tisch Investments, L.P. (7)	418,000	*	—	29,973	0
Baker Bros. Investments, L.P. (7)	508,000	*	—	36,427	0
Baker Biotech Fund I, L.P. (7)	5,065,000	3.90	—	363,199	0
Baker Biotech Fund II, L.P. (7)	4,586,000	3.53	—	328,851	0
Baker Biotech Fund III, L.P. (7)	4,173,000	3.21	—	299,236	0
Bancroft Convertible Fund, Inc.	1,000,000	*	—	71,707	0
BNP Paribas Equity Strategies, SNC (8)	3,053,000	2.35	11,594	218,923	*
Calamos© Market Neutral Fund-Calamos© Investment Trust (9)	2,500,000	1.92	—	179,269	0
Citadel Equity Fund Ltd. (10)	20,500,000	15.77	—	1,470,004	0
Citigroup Alternative Investments Diversified Arbitrage Strategies Fund Ltd. (11)	435,000	*	—	31,192	0
Citigroup Alternative Investments Enhanced Arbitrage Strategies Fund (11)	95,000	*	—	6,812	0
Citigroup Alternative Investments QIP Multi Strategy Arbitrage Portfolio (11)	2,288,000	1.76	—	164,067	0
Clinton Multistrategy Master Fund, Ltd. (12)	2,095,000	1.61	—	150,227	0
CNH CA Master Account LP (13)	250,000	*	—	17,926	0
Context Convertible Arbitrage Fund, LP (3)	1,275,000	*	—	91,427	0
Context Convertible Arbitrage Offshore, Ltd. (3)	4,325,000	3.33	—	310,135	0

			Shares of
			Common
	Principal Amount of		Stock	Shares of Common
	Notes Beneficially		Beneficially	Stock Issuable Upon	Percentage
	Owned That May	Percentage of Notes	Owned Prior to	Conversion That	Owned After
Name of Selling Securityholder	Be Sold	Outstanding (1)	Conversion	May Be Sold	Conversion
CooperNeff Convertible Strategies (Cayman) Master Fund, LP (8)	1,100,000	*	—	78,878	0
Credit Suisse First Boston LLC	1,000,000	*	—	71,707	0
Delaware Dividend Income Fund, a series of Delaware Group Equity Funds V (14)	2,000,000	1.54	—	143,415	0
Deutsche Bank Securities Inc. (15)	750,000	*	—	53,780	0
Drawbridge Convertible I Ltd. (16)	250,000	*	—	17,926	0
Drawbridge Convertible II Ltd. (16)	80,000	*	—	5,736	0
Drawbridge Global Macro Master Fund Ltd. (16)	670,000	*	—	48,044	0
Ellsworth Convertible Growth and Income Fund, Inc.	1,000,000	*	—	71,707	0
Finch Tactical Fund Class B (3)	100,000	*	—	7,170	0
Fore Convertible Master Fund, Ltd. (17)	15,000,000	11.54	—	1,075,615	0
Fore ERISA Fund, Ltd. (17)	3,000,000	2.31	—	215,123	0
Fore Multi Strategy Master Fund, Ltd. (17)	8,000,000	6.15	—	573,661	0
FrontPoint Convertible Arbitrage Fund L.P. (18)	2,500,000	1.92	—	179,269	0
GLG Global Convertible UCITS Fund (19)	2,100,000	1.62	—	150,586	0
GLG North American Opportunity Fund (20)	7,000,000	5.38	—	501,953	0
GLG Global Convertible Fund (21)	1,400,000	1.08	—	100,390	0
Goldman Sachs & Co. (22)	11,600,000	8.92	—	831,809	0
Grace Convertible Arbitrage Fund, Ltd. (23)	3,500,000	2.69	—	250,976	0
Guggenheim Portfolio Company VIII (Cayman) Ltd. (24)	4,000,000	3.08	—	286,830	0
Highbridge International LLC (25)	2,000,000	1.54	—	143,415	0
KBC Financial Products USA, Inc. (26)	500,000	*	—	35,853	0
Lyxor/Context Fund Ltd. (3)	100,000	*	—	7,170	0
Lyxor/Convertible Arbitrage Fund Limited (8)	484,000	*	—	34,706	0
Man Mac I Limited (27)	4,740,000	3.65	—	339,894	0
National Bank of Canada (Norshield) (3)	1,350,000	1.04	—	96,805	0
Radcliffe SPC, Ltd for and on behalf of the Class A Convertible Crossover Segregated Portfolio (29)	3,000,000	2.31	—	215,123	0
Ritchie Convertible Arbitrage Trading (30)	410,000	*	—	29,400	0
Royal Bank of Canada (Norshield) (3)	25,000	*	—	1,792	0
Saranac Arbitrage LTD. (11)	60,000	*	—	4,302	0
Saranac ERISA Arbitrage LTD. (11)	1,050,000	*	—	75,293	0
Saranac ERISA Arbitrage LP (11)	72,000		—	5,162	0
Silverback Master, LTD. (31)	5,000,000	3.85	—	358,538	0
Singlehedge US Convertible Arbitrage Fund (8)	335,000	*	—	24,022	0
Sphinx Convertible Arbitrage (Clinton) Segregated Portfolio (12)	755,000	*	—	54,139	0
Sturgeon Limited (8)	528,000	*	—	37,861	0
UBS Securities LLC (32)	1,100,000	*	—	78,878	0
United Capital Management	250,000	*	—	17,926	0
Univest Convertible Arbitrage Fund II, Ltd. (Norshield) (3)	25,000	*	—	1,792	0
Vicis Capital Master Fund (33)	7,000,000	5.38	—	501,953	0
Wachovia Securities International Ltd. (34)	8,750,000	6.73	—	627,442	0
Waterstone Market Neutral MAC 51, Ltd. (35)	77,000	*	—	5,521	0
Waterstone Market Neutral Master Fund, Ltd. (35)	1,073,000	*	—	76,942	0
Wolverine Convertible Arbitrage Fund Limited (36)	750,000	*	17,927	53,781	*
Xavex Convertible Arbitrage 10 Fund (5)	580,000	*	—	41,590	0

*	Less than 1%.
(1)	The percentage of notes outstanding is based on the $130,000,000 principal amount of notes originally outstanding. Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to the securities.
(2)	Howard Needle and David J. Harris hold voting and investment power with respect to the securities held by Acuity Master Fund, Ltd.

(3)	Michael Rosen and William Fertig hold voting and investment power with respect to the securities held by Context Convertible Arbitrage Fund, LP; Context Convertible Arbitrage Offshore, Ltd.; Finch Tactical Fund Class B; Lyxor/Context Fund Ltd.; National Bank of Canada (Norshield); Royal Bank of Canada (Norshield); Univest Convertible Arbitrage Fund II, Ltd. (Norshield); and AHFP Context.
(4)	Anthony B. Bosco has voting and investment power with respect to the securities held by Akela Capital Master Fund, LTD.
(5)	Nathaniel Brown and Robert Richardson hold voting and investment power with respect to the securities held by Argent Classic Convertible Arbitrage Fund, L.P., Argent Classic Convertible Arbitrage Fund II, L.P. and Xavex Convertible Arbitrage 10 Fund.
(6)	Henry J. Cox holds voting and investment power with respect to the securities held by Argent Classic Convertible Arbitrage Fund (Bermuda) Ltd.
(7)	Julian and Felix Baker are the managing members of the investment advisor that has voting and investment power over the securities held by Baker Tisch Investments, L.P.; Baker Bros. Investments, L.P.; Baker Biotech Fund I, L.P.; Baker Biotech Fund II, L.P.; and Baker Biotech Fund III, L.P.
(8)	CooperNeff Advisors Inc. (“CNI”) has voting and investment power with respect to the securities held by BNP Paribas Equity Strategies, SNC; CooperNeff Convertible Strategies (Cayman) Master Fund, LP; Lyxor/Convertible Arbitrage Fund Limited; Singlehedge US Convertible Arbitrage Fund; and Sturgeon Limited. Christian Menestrier is the Chief Executive Officer of CNI.
(9)	Nick Calamos holds voting and investment power with respect to the securities held by Calamos® Market Neutral Fund-Calamos® Investment Trust.
(10)	Citadel Limited Partnership (“Citadel”) is the trading manager of Citadel Equity Fund Ltd. and consequently has investment discretion over securities held by Citadel Equity Fund Ltd. Citadel disclaims beneficial ownership of the shares beneficially owned by Citadel Equity Fund Ltd. Kenneth C. Griffin indirectly controls Citadel and therefore has ultimate investment discretion over securities held by Citadel Equity Fund Ltd. Mr. Griffin disclaims beneficial ownership of the shares held by Citadel Equity Fund Ltd.
(11)	Saranac Capital Management L.P. (“Saranac”) holds voting and investment power with respect to the securities held by Citigroup Alternative Investments Diversified Arbitrage Strategies Fund Ltd.; Citigroup Alternative Investments Enhanced Arbitrage Strategies Fund; Citigroup Alternative Investments QIP Multi Strategy Arbitrage Portfolio; Saranac Arbitrage LTD; Saranac ERISA Arbitrage LTD; and Saranac ERISA Arbitrage LP. Ross Margolies is the general partner of Saranac.
(12)	Thomas Jackson holds voting and investment power with respect to the securities held by Clinton Multistrategy Master Fund, Ltd. and Sphinx Convertible Arbitrage (Clinton) Segregated Portfolio.
(13)	CNH Partners, LLC is the Investment Advisor of CNH CA Master Account LP and has sole voting and dispositive power over the registrable securities. Investment Principals for the Advisor are Robert Krail, Mark Mitchell and Todd Palvino.
(14)	Includes $1,125,000 aggregate principal amount of Notes acquired in connection with the acquisition of Lincoln National Convertible Securities Fund by Delaware Dividend Income Fund, a series of Delaware Group Equity Funds V (the “Delaware Fund”). Damon Andres, Portfolio Manager, holds voting and investment power with respect to the securities held by the Delaware Fund.
(15)	Thomas Sullivan holds voting and investment power with respect to the securities held by Deutsche Bank Securities Inc.
(16)	Steven Qian holds voting and investment power with respect to the securities held by Drawbridge Convertible I Ltd., Drawbridge Convertible II Ltd. and Drawbridge Global Macro Master Fund Ltd.

(17)	David Egglishaw holds voting and investment power for Fore Convertible Master Fund, Ltd., Fore ERISA Fund, Ltd. and Fore Multi Strategy Master Fund, Ltd.
(18)	FrontPoint Convertible Arbitrage Fund GP LLC is the general Partner of FrontPoint Convertible Arbitrage Fund, L.P. (“FrontPoint”). FrontPoint Partners LLC is the managing member of FrontPoint Convertible Arbitrage Fund GP LLC and as such has voting and dispositive power over the securities held by FrontPoint. Philip Duff W. Gillespie Caffray and Paul Ghaffari are members of the board of managers of FrontPoint Partners LLC and are the sole members of its management committee. Messrs. Duff Caffray and Ghaffari; FrontPoint Partners LLC; and FrontPoint Convertible Arbitrage Fund GP, LLC each disclaim beneficial ownership of the securities held by FrontPoint except for their pecuniary interest therein.
(19)	GLG Global Convertible UCITS Fund (“UCITS Fund”) is a publicly-owned company listed on the Irish Stock Exchange. GLG Partners LP, an English limited partnership (“GLG Partners”), acts as the investment manager of UCITS Fund and has voting and dispositive power over the securities held by UCITS Fund. The general partner of GLG Partners is GLG Partners Limited, an English limited company (“Limited”). The shareholders of Limited are Noam Gottesman, Pierre Lagrange, Jonathan Green, Philippe Jabre and Lehman (Cayman) Limited, a subsidiary of Lehman Brothers, Inc., a publicly-held entity (“Lehman”). GLG Partners, Limited, Noam Gottesman, Pierre Lagrange, Jonathan Green, Philippe Jabre and Lehman disclaim beneficial ownership of the securities held by UCITS Fund, except for their pecuniary interest therein.
(20)	GLG North American Opportunity Fund (“Opportunity Fund”) is a publicly-owned company listed on the Irish Stock Exchange. GLG Partners acts as the investment manager of Opportunity Fund and has voting and dispositive power over the securities held by Opportunity Fund. Limited is the general partner of GLG Partners. The shareholders of Limited are Noam Gottesman, Pierre Lagrange, Jonathan Green, Philippe Jabre and Lehman. GLG Partners, Limited, Noam Gottesman, Pierre Lagrange, Jonathan Green, Philippe Jabre and Lehman disclaim beneficial ownership of the securities held by Opportunity Fund, except for their pecuniary interest therein.
(21)	GLG Global Convertible Fund (“Convertible Fund”) is a publicly-owned company listed on the Irish Stock Exchange. GLG Partners acts as the investment manager of Convertible Fund and has voting and dispositive power over the securities held by Convertible Fund. Limited is the general partner of GLG Partners. The shareholders of Limited are Noam Gottesman, Pierre Lagrange, Jonathan Green, Philippe Jabre and Lehman. GLG Partners, Limited, Noam Gottesman, Pierre Lagrange, Jonathan Green, Philippe Jabre and Lehman disclaim beneficial ownership of the securities held by Convertible Fund, except for their pecuniary interest therein.
(22)	Goldman, Sachs & Co. is an indirect, wholly-owned subsidiary of The Goldman Sachs Group, Inc., a publicly-traded company. The securities are held by various business units within Goldman, Sachs & Co. No individual within Goldman, Sachs & Co. has sole voting and investment power with respect to the securities.
(23)	Michael Brailon and Bradford Whitmore hold voting and investment power with respect to the securities held by Grace Convertible Arbitrage Fund, Ltd.
(24)	The sole shareholder of Guggenheim Portfolio Company VIII (Cayman) Ltd. is Guggenheim Portfolio Company VIII, LLC. The limited liability company manager of Guggenheim Portfolio Company VIII, LLC is Guggenheim Advisors, LLC. Certain affiliates of Guggenheim Advisors, LLC are broker-dealers. Matthew Li holds voting power with respect to the securities held by Guggenheim Portfolio Company VIII (Cayman), Ltd.
(25)	Richard Potapchuk, Managing Director of Highbridge Capital Management, holds voting and investment power with respect to the securities held by Highbridge International LLC.
(26)	KBC Financial Products USA Inc. is an indirect wholly-owned subsidiary of KBC Bank N.V., which in turn is a direct wholly-owned subsidiary of KBC Bank & Insurance Company N.V., a publicly traded entity.
(27)	Man-Diversified Fund II Ltd. has voting and investment power with respect to the securities held by Man Mac I Limited. The manager shares of Man-Diversified Fund II Ltd. are owned 75% by Albany Management Company Limited and 25% by Man Holdings Limited.

The registered shareholder of Albany Management Company Limited is Argonaut Limited, which is controlled by Michael Collins. Man Holdings Limited is a subsidiary of Man Group plc, a public company listed on the London Stock Exchange.

(28)	Mohican Financial Mgmt., LLC (“Mohican Management”) holds voting and investment power with respect to the securities held by Mohican VCA Master Fund, Ltd. Eric Hage and Daniel Hage are the sole members of Mohican Management.
(29)	Pursuant to an investment management agreement, RG Capital Management, L.P. (“RG Capital”) serves as the investment manager of Radcliffe SPC, Ltd.’s Class A Convertible Crossover Segregated Portfolio. RGC Management Company, LLC (“RGC Management”) is the general partner of RG Capital. Steve Katznelson and Gerald Stahlecker serve as the managing members of RGC Management. Each of RG Capital, RGC Management and Messrs. Katznelson and Stahlecker disclaims beneficial ownership of the securities owned by Radcliffe SPC, Ltd. for and on behalf of the Class A Convertible Crossover Segregated Portfolio.
(30)	Ritchie Capital Management holds voting and investment power with respect to the securities held by Ritchie Convertible Arbitrage Trading. A.R. Thane Ritchie is the President of Ritchie Capital Management.
(31)	Elliot Bossen holds voting and investment power with respect to the securities held by Silverback Master, LTD.
(32)	The parent company, UBS AG, holds voting and investment power with respect to the securities held by UBS Securities LLC.
(33)	John Succo, Shad Stastney and Sky Lucas hold voting and investment power with respect to the securities held by Vicis Capital Master Fund.
(34)	Eric Grant, as head of convertible trading, holds voting and investment power with respect to the securities held by Wachovia Securities International Ltd.
(35)	Shawn Bergerson, Chief Executive Officer of Waterstone Capital Mgmt., holds voting and investment power with respect to the securities held by Waterstone Market Neutral MAC 51, Ltd. and Waterstone Market Neutral Master Fund, Ltd.
(36)	Rob Bellick holds voting and investment power with respect to the securities held by Wolverine Convertible Arbitrage Fund Limited.
     The above table has been prepared based upon information furnished to us by the selling securityholders. The selling securityholders identified above may have sold, transferred or otherwise disposed of some or all of their notes in transactions exempt from the registration requirements of the Securities Act since the dates on which they provided us information. Information concerning the selling securityholders may change from time to time and, if necessary, we will supplement this prospectus accordingly. The selling securityholders may offer some or all of their notes or common stock pursuant to the offering contemplated by this prospectus. Additionally, the conversion ratio of the notes is subject to adjustment and therefore the number of shares of common stock issuable upon conversion of the notes may increase or decrease. Accordingly, we cannot give an estimate as to the amount of the notes or common stock issuable upon conversion of the Notes that will be held by the selling securityholders upon the termination of this offering.